Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS THIRD QUARTER FISCAL YEAR 2015 RESULTS
JASPER, IN (May 12, 2015) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider for high-quality, durable electronic products, today announced financial results for its third quarter of fiscal year 2015 which ended March 31, 2015.
Donald D. Charron, Chairman and Chief Executive Officer, stated, “Solid growth in all four end market verticals helped us achieve year over year double digit growth for the third consecutive quarter, as well as excellent operating results.  We were particularly pleased with the results in our automotive vertical where stronger than expected sales to the China market helped us more than fill in the hole created by the earlier reported loss of the Johnson Controls (JCI) business.  The final JCI products were substantially completed last quarter and we continue to be encouraged by the progress that we are making to replace this business.”
Mr. Charron continued, “This is our first full quarter as a stand-alone publicly traded company after the completion of the spin-off from Kimball International on October 31, 2014.  Our new business opportunities pipeline remains healthy and our operations teams remain focused on disciplined execution.  Our functional teams are ahead of schedule to complete the spin related actions necessary to physically separate the information technology systems and office facilities.  We continue to have good momentum.”
Third Quarter Fiscal Year 2015 Highlights:

•	Net sales of $206.9 million increased 11% from the prior year third quarter. Sales related to the exit of JCI were down $17.2 million compared to the same quarter last year.

•	Gross profit as a percent of net sales increased 0.3 percentage points from the prior year third quarter.

•	Spin-off expenses in the current year third quarter totaled $0.3 million. Prior year third quarter spin-off costs were $0.8 million.

•	Operating income was $10.8 million (5.2% of net sales) while adjusted operating income (non-GAAP), excluding spin-off costs, was $11.1 million (5.4% of net sales).

•	Net income was $7.2 million with adjusted net income (non-GAAP) of $7.5 million.

•	Diluted earnings per share for the current year third quarter was $0.25.

•	Cash flows provided by operating activities for the third quarter of fiscal year 2015 was $7.7 million.

•	Cash and cash equivalents at March 31, 2015 was $61.7 million.

•
Days sales outstanding, calculated as the average of monthly trade accounts and notes receivable divided by one day’s average net sales, was 58.9 days for the three months ended March 31, 2015 compared to 55.6 days for the three months ended March 31, 2014.

Net Sales by Vertical Market:

	Three Months Ended
	March 31,
(Amounts in Millions)	2015	2014	Percent Change
Automotive	$74.9	$72.1	4%
Medical	59.7	54.7	9%
Industrial	51.6	41.2	25%
Public Safety	15.3	13.5	13%
Other	5.4	4.2	28%
Total Net Sales	$206.9	$185.7	11%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the completed spin-off, the global economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Registration Statement filed on Form 10, as amended, and declared effective on October 7, 2014 and other filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the company. The non-GAAP financial measures contained herein include adjustments for spin-off expenses, restructuring charges, and settlement proceeds from lawsuits. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the spin-off expenses, lawsuit income, and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	May 12, 2015
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	29616376

The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, and China, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the third quarter ended March 31, 2015 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2015		March 31, 2014
Net Sales	$206,858	100.0%	$185,680	100.0%
Cost of Sales	187,905	90.8%	169,127	91.1%
Gross Profit	18,953	9.2%	16,553	8.9%
Selling and Administrative Expenses	8,132	4.0%	9,197	5.0%
Other General Income	—	—%	(666)	(0.4)%
Operating Income	10,821	5.2%	8,022	4.3%
Other Income (Expense), net	(886)	(0.4)%	103	0.1%
Income Before Taxes on Income	9,935	4.8%	8,125	4.4%
Provision for Income Taxes	2,744	1.3%	1,769	1.0%
Net Income	$7,191	3.5%	$6,356	3.4%

Earnings Per Share of Common Stock:
Basic	$0.25		$0.22
Diluted	$0.25		$0.22

Average Number of Shares Outstanding:
Basic	29,172		29,143
Diluted	29,318		29,143

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2015		March 31, 2014
Net Sales	$618,224	100.0%	$542,581	100.0%
Cost of Sales	563,510	91.1%	499,666	92.1%
Gross Profit	54,714	8.9%	42,915	7.9%
Selling and Administrative Expenses	27,409	4.5%	25,992	4.7%
Other General Income	—	—%	(5,688)	(1.0)%
Restructuring Expense	—	—%	402	0.1%
Operating Income	27,305	4.4%	22,209	4.1%
Other Income (Expense), net	(1,229)	(0.2)%	690	0.1%
Income Before Taxes on Income	26,076	4.2%	22,899	4.2%
Provision for Income Taxes	7,265	1.2%	3,645	0.7%
Net Income	$18,811	3.0%	$19,254	3.5%

Earnings Per Share of Common Stock:
Basic	$0.65		$0.66
Diluted	$0.64		$0.66

Average Number of Shares Outstanding:
Basic	29,159		29,143
Diluted	29,344		29,143

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2015	2014
Net Cash Flow provided by Operating Activities	$11,250	$32,886
Net Cash Flow used for Investing Activities	(22,668)	(13,103)
Net Cash Flow provided by (used for) Financing Activities	50,172	(842)
Effect of Exchange Rate Change on Cash	(3,344)	271
Net Increase in Cash and Cash Equivalents	35,410	19,212
Cash and Cash Equivalents at Beginning of Period	26,260	18,424
Cash and Cash Equivalents at End of Period	$61,670	$37,636

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2015	June 30, 2014
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$61,670	$26,260
Receivables, net	139,196	128,425
Inventories	122,799	116,159
Prepaid expenses and other current assets	23,488	20,490
Property and Equipment, net	94,770	97,934
Goodwill	2,564	2,564
Other Intangible Assets, net	4,271	1,830
Other Assets	15,777	15,068
Total Assets	$464,535	$408,730

LIABILITIES AND SHARE OWNERS’ EQUITY
Accounts payable	$123,537	$119,853
Accrued expenses	27,226	26,602
Other	10,117	9,903
Share Owners’ Equity	303,655	252,372
Total Liabilities and Share Owners’ Equity	$464,535	$408,730

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses, Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Kimball Electronics, Inc.	2015	2014	2015	2014
Operating Income, as reported	$10,821	$8,022	$27,305	$22,209
Add: Pre-tax Spin-off Expenses	321	802	2,571	802
Less: Pre-tax Settlement Proceeds from Lawsuits	—	666	—	5,688
Add: Pre-tax Restructuring Charges	—	—	—	402
Adjusted Operating Income	$11,142	$8,158	$29,876	$17,725

Net Income excluding Spin-off Expenses, Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Kimball Electronics, Inc.	2015	2014	2015	2014
Net Income, as reported	$7,191	$6,356	$18,811	$19,254
Add: After-tax Spin-off Expenses	278	802	2,410	802
Less: After-tax Settlement Proceeds from Lawsuits	—	415	—	3,549
Add: After-tax Restructuring Charges	—	—	—	251
Adjusted Net Income	$7,469	$6,743	$21,221	$16,758

Diluted Earnings per Share excluding Spin-off Expenses, Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Kimball Electronics, Inc.	2015	2014	2015	2014
Diluted Earnings per Share, as reported	$0.25	$0.22	$0.64	$0.66
Add: Impact of Spin-off Expenses	0.00	0.03	0.08	0.03
Less: Impact of Settlement Proceeds from Lawsuits	—	0.02	—	0.12
Add: Impact of Restructuring Charges	—	—	—	0.01
Adjusted Diluted Earnings per Share	$0.25	$0.23	$0.72	$0.58